Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S-1 (333-201168) and S-3 (Nos. 333−127663, 333-151302, 333-167124 and 333-189982) and Form S-8 (Nos. 333-151097, 333-143448, 333−85436 and 333−47882) of our report dated March 27, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed March 27, 2015.

/s/ EISNERAMPER LLP
Iselin, New Jersey
March 27, 2015